EXHIBIT 10(P)








                               ASSET PURCHASE AGREEMENT

                                     dated as of

                                   August 14, 1995

                                       between

                                   SNAP-TITE, INC.

                                         and

                              AUTOCLAVE ENGINEERS, INC.
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          ASSET PURCHASE AGREEMENT


               AGREEMENT dated as of August 14, 1995 between SNAP-TITE, INC., a Pennsylvania corporation ("Buyer"), and AUTOCLAVE ENGINEERS, INC., a Pennsylvania corporation ("ACLV").

                                W I T N E S S E T H :

               WHEREAS, ACLV conducts a business (the "Business") through its AEG Division (the Division ) that designs, manufactures and markets autoclaves, compressors, valves, fittings, tubing, instrumentation, controllers and related systems, sub-systems, components and accessories, principally for elevated temperature and/or pressure applications;

               WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from ACLV, and ACLV desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

               NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                      ARTICLE I

          DEFINITIONS

          Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

           ACLV s Proprietary Rights means all Proprietary Rights relating to the Business that are owned or licensed by ACLV or an Affiliate.

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

          "Balance Sheet" means the unaudited balance sheet of the Business as of May 31, 1995 found in Schedule 3.06.

          Balance Sheet Date" means May 31, 1995.
           Closing Date means the date of the Closing, as hereinafter defined.

           HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
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          "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

               "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

               "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Proprietary Rights" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and
          (H) copies and tangible embodiments thereof.














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               (b)  Each of the following terms is defined in the Section set forth opposite such term:
                     Term                          Section

                  Designated Customer               8.03
                  Designated Agreement              2.01
                  Designated Products               8.03
                  Designated Project                8.03
                  Apportioned Obligations           5.03
                  Assumed Liabilities               2.03
                  Benefit Arrangement               6.01
                  CERCLA                            3.22
                  Closing                           2.07
                  Code                              5.01
                  Contracts                         2.01
                  Conveyance Documents              2.07
                  Cost of Goods Sold                8.03
                  Employee Pension Benefit Plan     6.01
                  Employee Plan                     6.01
                  Environmental Laws                3.22
                  Environmental Liabilities         3.22
                  ERISA                             6.01
                  ERISA Affiliate                   6.01
                  Excluded Assets                   2.02
                  Excluded Liabilities              2.04
                  Fee                               8.03
                  Financial Statements              3.06
                  Gross Margin                      8.03
                  Hazardous Substance               3.22
                  HPWPS                             8.03
                  Indemnified Party                11.03
                  Indemnifying Party               11.03
                  Loss                             11.02
                  Multiemployer Plan                6.01
                  Net Sales                         8.03
                  Other Consent                     3.05
                  Permit                            3.14
                  Permitted Lien                    3.08
                  Petty Cash                        2.01
                  Phase I                           7.07
                  Post-Closing Tax Period           5.01
                  Pre-Closing Tax Period            5.01
                  Purchased Assets                  2.01
                  Purchase Price                    2.06
                  Real Property                     3.08
                  Release                           3.22
                  Required Consent                  3.05
                  Tax                               5.01
                  Transferred Employee              6.03
                  Transferred Subsidiaries          2.01
                  Transferred Subsidiary Securities 3.02



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                                      ARTICLE II

                             PURCHASE AND SALE OF ASSETS


               2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from ACLV and ACLV agrees to sell, transfer, assign and deliver, or cause to be transferred, assigned and delivered, to Buyer, at the Closing, free and clear of all Liens other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used primarily in the conduct of the Business by ACLV or any subsidiary of ACLV, as of the Closing Date, including all assets shown under the column, Pro Forma Balance , on the Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by ACLV (the "Purchased Assets"), and including, without limitation, all right, title and interest of ACLV and its subsidiaries in, to and under such of the foregoing as are more specifically described below:

                    (i) all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.08(a);

                    (ii) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including without limitation the items listed on Schedule 3.08(b);

                    (iii) all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated, a listing of which as of a recent date is set forth on Schedule 3.17;

                    (iv) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Schedule 3.13 (collectively, the "Contracts");

                    (v) all accounts, notes and other receivables of the Business, a listing of which as of a recent date is set forth on
          Schedule 3.18;

                    (vi) all prepaid expenses and deposits, including without limitation ad valorem taxes, leases and rentals;

                    (vii)     all petty cash located at operating
          facilities of the  Business ("Petty Cash");


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                    (viii)    all of ACLV's rights, claims, credits, causes
          of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

                    (ix) all of ACLV s Proprietary Rights, including without limitation the items listed on Schedule 3.19;

                    (x) all licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on
          Schedule 3.14, but only to the extent transferable;

                    (xi) all books, records, files and papers, whether in hard copy or computer format, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of Division personnel, and any information relating to Tax imposed on the Purchased Assets;

                    (xii) all of the outstanding capital stock of the following subsidiaries of ACLV: A.E. Autoclave of Canada Limited, Autoclave Engineers Ltd. and AEF (France) (the Transferred Subsidiaries ); and ACLV s interest in the following joint ventures or minority equity interests relating to the Business:
          ABB Autoclave Systems, Inc.;

                    (xiii) all goodwill associated with the Division or the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Division and the Business; and

                    (xiv)     all rights under the Agreement dated
          January 17, 1995 between ACLV and the Designated Customer as set forth in a side letter of even date herewith (the Designated Agreement as set forth in a side letter of even date herewith), subject to Section 8.03 hereof.

               2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of ACLV and its subsidiaries (the "Excluded Assets") shall be excluded from the Purchased Assets:

                    (i) all of ACLV's cash, cash equivalents and short-term investments on hand and in banks, except for Petty Cash and except as provided in Section 3.24;

                    (ii) all inter-company accounts with ACLV or any of its divisions or subsidiaries, except as set forth under the column,
           Pro Forma Balance , on the Balance Sheet;



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                    (iii)     any Purchased Assets sold or otherwise
          disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement through the Closing; and

                    (iv) investment in the following subsidiaries: Unit Instruments, Inc. and its subsidiaries, Autoclave Investments, Inc., AE Acquisition Corporation, and Autoclave International Sales Corporation.

               2.03. Assumption of Liabilities. Upon the terms, subject to the conditions and in reliance upon the representation and warranties contained in this Agreement, Buyer agrees, effective at the time of Closing, to assume all debts, obligations, contracts and liabilities of ACLV arising out of the conduct of the Business (the Assumed Liabilities ) as follows:

                    (i) all liabilities accrued on the Balance Sheet under the column, Pro Forma Balance , or described in any Notes thereto;

                    (ii) all liabilities arising out of or relating primarily to the Business, and incurred in the ordinary course of Business since the Balance Sheet Date;

                    (iii) all liabilities and obligations of ACLV arising under the Contracts and the Designated Agreement (other than liabilities or obligations attributable to any failure by ACLV to comply with the terms thereof);

                    (iv) all claims and related expenses for product warranty in respect of products sold or services rendered by the Business through the Closing Date;

                    (v) all claims and expenses for deductibles and excess awards attributable to products sold or services rendered by the Business through the Closing Date for which ACLV has insurance coverage and as to which an occurrence has taken place on or prior to the Closing Date giving rise to a claim, including, without limitation, the matters disclosed on Schedule 3.12 (except as otherwise expressly noted thereon);

                    (vi) all liabilities and obligations relating to any products manufactured or sold by the Business on or prior to the Closing Date, including without limitation warranty obligations and product liability claims for which there has not yet been an occurrence;

                    (vii) all payroll, sales, use and property taxes of ACLV incurred in the conduct of the Business on or prior to the Closing Date and as reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;



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                    (viii)    liabilities and obligations relating to Taxes
          and those employee benefits as set forth in Articles V and VI of this Agreement, not excluded in Section 2.04 hereof, and as reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date; and

                    (ix) all other debts, obligations, contracts and liabilities of ACLV arising out of the Business, whether fixed or contingent, known or unknown, not specifically excluded or limited under this Section 2.03, other than the Excluded Liabilities .

               2.04.  Excluded Liabilities.

                    (a) Notwithstanding any provision in this Agreement, the Schedules hereto or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of ACLV or any Affiliate of ACLV (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter (the Excluded Liabilities ). All such other liabilities and obligations shall be retained by and remain obligations and liabilities of ACLV or its Affiliate.

                    (b) Without limiting Section 2.04, the following liabilities are excluded as liabilities of Buyer:

                         (i) Any claim whatsoever arising out of the use of asbestos in products of the Business on or prior to the Closing Date.

                         (ii) any claim or liability arising under any employment agreement with James C. Levinson.

                         (iii) any claim or liability arising under ACLV s 1987 Stock Plan, ACLV s Long-Term Incentive Plan or ACLV s Special Incentive Plan for Certain Executive Employees.

                         (iv) any claim or liability relating to ACLV s management or operation of the following employee benefit plans prior to the Closing Date (as opposed, for example, to liabilities for employee benefits which accrue or become vested with respect to periods of employment prior to the Closing Date):

                              A.   ACLV s Salary Reduction Plan.

                              B.   ACLV s Deferred Compensation Plan.

                         (vi) any claim or liability under ACLV s Unfunded Deferred Compensation Agreement except for liabilities for supplemental retirement benefits for Messrs. Darr, Osmanski, Bowser and Walker.



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               2.05.  Assignment of Contracts and Rights.  Anything in this
          Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or ACLV thereunder. ACLV and Buyer will use their best efforts (but without any payment of money by ACLV or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of ACLV thereunder so that Buyer would not in fact receive all such rights, ACLV and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which ACLV would enforce for the benefit of Buyer, with Buyer assuming ACLV's obligations, any and all rights of ACLV against a third party thereto. ACLV will promptly pay to Buyer when received all monies received by ACLV under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

               2.06. Purchase Price. (a) The purchase price for the Purchased Assets (the "Purchase Price") is (i) Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00) in cash,
          (ii) Seven Hundred and Fifty Thousand Dollars ($750,000) by
          Buyer s promissory note in the form and on the terms set forth as Exhibit B, (iii) the assumption of the Assumed Liabilities and
          (iv) the Margin Sharing Fee described in Section 8.03 below. The cash portion of the Purchase Price shall be paid as provided in Section 2.07 below.

                    (b) On or prior to the Closing, the parties shall agree on an Allocation Statement setting forth the value of the Purchased Assets and of the Covenant Not to Compete described in
          Section 7.04 hereof, which shall be the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets and the Covenant Not to Compete.

               2.07. Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of ACLV as soon as possible, but in no event later than five Business Days after satisfaction of the conditions set forth in
          Article X, or at such other time or place as Buyer and ACLV may agree. At the Closing,




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                    (a)  Buyer shall deliver to ACLV a certified or
          official bank check payable to the order of ACLV, or make a wire transfer to an account designated by ACLV, in the amount of $15,500,000.00.

                    (b) ACLV and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and ACLV shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as are necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets. ACLV and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

                    (c) Buyer shall execute and deliver to ACLV the Subordinated Note in the form of Exhibit B.



































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                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF ACLV

               ACLV hereby represents and warrants to Buyer that:

               3.01. Corporate Existence and Power. ACLV is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

               3.02.  Corporate Authorization; Transferred Subsidiaries.
          (a) The execution, delivery and performance by ACLV of this Agreement, and the consummation by ACLV of the transactions contemplated hereby are within ACLV's corporate powers and have been duly authorized by all necessary corporate action on the part of ACLV. This Agreement constitutes a valid and binding agreement of ACLV.

                    (b) Each Transferred Subsidiary is a corporation duly incorporated, validly existing in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          All of the outstanding capital stock of, or other ownership interests in, each Transferred Subsidiary, is owned by ACLV, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding
          (i) securities of ACLV or any Transferred Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Transferred Subsidiary or (ii) options or other rights to acquire from ACLV, or any obligation of any Transferred Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Transferred Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Transferred Subsidiary Securities"). There are no outstanding obligations of ACLV or any Transferred Subsidiary to repurchase, redeem or otherwise acquire any outstanding Transferred Subsidiary Securities.

               3.03. Governmental Authorizations. The execution delivery and performance by ACLV of this Agreement do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.




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               3.04.  Non-Contravention.  The execution, delivery and
          performance by ACLV of this Agreement do not and will not
          (i) contravene or conflict with the corporate charter or bylaws of ACLV, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to ACLV or the Business; (iii) assuming the receipt of all Required Consents and Other Consents (as defined in Section 3.05 below), constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of ACLV or to a loss of any benefit relating to the Business to which ACLV is entitled under any provision of any material agreement, contract or other instrument binding upon ACLV or by which any of the Purchased Assets is or may be bound or any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

               3.05. Required and Other Consents. (a) Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon ACLV or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent").

                    (b) Schedule 3.05(b) sets forth every other consent (each such consent, an "Other Consent") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

               3.06. Financial Statements. The Balance Sheet and the unaudited statements of operations and cash flows for the Business for the years ended May 31, 1993, 1994 and 1995, (collectively, the "Financial Statements") fairly present, on a consistent basis, the financial position of the Business as of the date thereof and its results of operations and cash flows for the periods indicated. The Financial Statements are attached hereto as Schedule 3.06.

               3.07.  Absence of Certain Changes.  Except as set forth on
          Schedule 3.07, since the Balance Sheet Date, ACLV has conducted the Business in the ordinary course consistent with past practices, and there has not been:

                    (a)  Any Material Adverse Change;

                    (b) any incurrence, assumption or guarantee by ACLV of any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practices;


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                    (c)  any creation or other incurrence of any Lien on
          any Purchased Asset other than in the ordinary course of business consistent with past practices;

                    (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                    (e) any transaction, contract, agreement or other instrument entered into, or commitment made, by ACLV relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by ACLV of any contract or other right, in either case, material to the Business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                    (f) any change in any method of accounting or accounting practice by ACLV with respect to the Business;

                    (g)  except as disclosed on Schedule 3.20, any
          (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business,
          (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or
          (iv) increase in compensation, bonus or other benefits payable to employees of the Business, other than in the ordinary course of business consistent with past practice;

                    (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                    (i) any material capital expenditure, or commitment for a material capital expenditure, for additions or improvements to property, plant and equipment; or

                    (j) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any Transferred Subsidiary, or any repurchase, redemption or other acquisition by ACLV or any Transferred Subsidiary of any outstanding Transferred Subsidiary Securities.





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


               3.08. Properties. (a) ACLV owns, leases or subleases all real property used in the Business. Schedule 3.08(a) describes all real property used primarily in the Business included in the Purchased Assets (the "Real Property"), any title insurance policies and surveys with respect thereto, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

                    (b) Schedule 3.08(b) describes all personal property used primarily in the Business included in the Purchased Assets, including but not limited to machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

                    (c) (i) ACLV has good and marketable, indefeasible, fee simple title to, or in the case of leased Real Property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.

                         (ii) The Real Property includes all real property, and only such real property, as is used or held for use primarily in connection with the conduct of the business and operations of the Business as heretofore conducted.

                         (iii) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default or any event that, with notice or lapse of time or both, would constitute a material default.

                         (iv) Except as set forth on Schedule 3.08(c)(iv), the plants, buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound.

                         (v) None of the material structures on the Real Property encroaches upon real property of another Person, and no structure of any other person substantially encroaches upon any Real Property.




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
                    (d)  No Purchased Asset is subject to any Lien, except:
                         (i) Liens disclosed in the Financial Statements or the Schedules attached hereto;
                         (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

                         (iii) Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset (clauses (ii) and (iii) are, collectively, the "Permitted Liens").

                    (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time since May 31, 1992, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of ACLV threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

               3.09. Sufficiency of Purchased Assets. The Purchased Assets plus certain of the Excluded Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use primarily in the Business.

               3.10. Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

               3.11. No Undisclosed Material Liabilities. To the knowledge of ACLV, there are no material liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a material liability, other than:

                    (i) liabilities disclosed or provided for in the Balance Sheet or in the notes thereto or disclosed in the Schedules to this Agreement; and

                    (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

               3.12. Litigation. Except as disclosed in Schedule 3.12, there is no action, suit, investigation or proceeding pending against or affecting, or to the knowledge of ACLV, any action, suit, investigation or proceeding that would reasonably be expected to have a Material Adverse Effect that has been threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

               3.13. Material Contracts. (a) Except for the Contracts disclosed in Schedule 3.13 or any other Schedule to this Agreement, with respect to the Business, ACLV is not a party to or subject to:

                    (i) any lease providing for an annual rental of $50,000 or more;

                    (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by ACLV of $50,000 or more, other than outstanding purchase orders issued in the ordinary course of business and not pursuant to a recurring obligation;

                    (iii) any sales, distribution or other similar agreement providing for the sale by ACLV of materials, supplies, goods, services, equipment or other assets that provides for annual payments to ACLV of, or pursuant to which in the last year ACLV received in the aggregate, $50,000 or more;

                    (iv) any partnership, joint venture or other similar contract arrangement or agreement;

                    (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $50,000;

                    (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by ACLV;

                    (vii) any agency, dealer, sales representative or other similar agreement;

                    (viii) any agreement, contract or commitment that substantially limits the freedom of ACLV to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of the Buyer after the Closing Date;

                    (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any subsidiary of ACLV; or

                    (x) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business taken as a whole.

               (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is valid and binding agreement of ACLV and is in full force and effect, and neither ACLV nor, to the knowledge of ACLV, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of ACLV, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.

               3.14. Licenses and Permits. Schedule 3.14 correctly described each material license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Except as set forth on the Schedule 3.14, such Permits are valid and in full force and effect and, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable by ACLV and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

               3.15. Insurance Coverage. Schedule 3.15 sets forth a list of all insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. There is no claim by ACLV pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and ACLV is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since before May 31, 1992 and remain in full force and effect.

               3.16. Compliance with Laws. ACLV is not in violation of, has not since May 31, 1992 violated, and to ACLV's knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased

          Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               3.17. Inventories. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by ACLV. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens. All of the inventory recorded on the Balance Sheet consists of, and all inventory related to the Business on the Closing Date will consist of, items usable or saleable in the normal course of Business consistent with past practices and are and will be in a quantity sufficient for the normal operation of the Business in accordance with past practice.

               3.18. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid and genuine.
               3.19. Intellectual Property. (a) Schedule 3.19 sets forth a list of all Proprietary Rights used in the Business by ACLV and described in clauses (A) through (C) of the definition of such term in Section 1.01, specifying as to each, as applicable:
          (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right; (iii) the jurisdictions in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and
          (iv) material licenses, sublicenses and other agreements as to which ACLV or any of its subsidiaries is a party and pursuant to which any Person is authorized to use such Proprietary Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.
                    (b) Except as disclosed in Schedule 3.19, (i) ACLV has not during the three years preceding the date of this Agreement been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any of ACLV s Proprietary Rights and (ii) ACLV has no knowledge of any other claim or infringement by ACLV, and no knowledge of any continuing infringement by any other Person of any of ACLV s Proprietary Rights. None of ACLV s Proprietary Rights is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by ACLV with respect to the Business or restricting the licensing thereof by ACLV to any Person. ACLV has not entered into any agreement to indemnify any other Person against any charge of infringement of any of ACLV s Proprietary Rights.

                    (c) None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which to ACLV is contingent upon maintenance of the confidentiality thereof, has been disclosed by ACLV or any Affiliate thereof to any Person other than employees, representatives and agents of ACLV.

               3.20. Employees. Schedule 3.20 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of the Business whose annual base salary exceeds $25,000 and (b) the wage rates for non-salaried employees of the Business (by classification).

               3.21. Products. Each of the products produced or sold by ACLV in connection with the Business (i) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and
          (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmation of fact made on the container or label for such products or in connection with its sale.

               3.22.  Environmental Compliance.

                    (a) Environmental Definitions. The following terms, as used herein, have the following meanings:

                    "CERCLA" means the Comprehensive Environmental Responses, Compensation and Liability Act of 1980, as amended.

                    "Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

                    "Environmental Liabilities" means all liabilities arising in connection with or in any way relating to the Purchased Assets or ACLV's or its Affiliates' use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.22 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

                     Hazardous Substance means any toxic, caustic or otherwise hazardous substance including but not limited to petroleum products, radioactive materials, pesticides, asbestos and asbestos containing materials, polychlorinated byphenels, hydrocarbons, lead and products containing lead and any materials or substances defined as or included in the definition of hazardous materials, hazardous waste , hazardous substance , toxic substance , contaminants , solid waste or regulated substances under any applicable Environmental Law.

                     Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, dumping or disposing, as well as the definitions of release in 42 U.S.C. 9601 (22) of any Hazardous Substance into the environment.

                    (b) Environmental Representations. Except as disclosed on Schedule 3.22:

                         (i) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity (A) with respect to any alleged violation by ACLV of any Environmental Law in connection with the conduct of the Business, (B) with respect to any alleged failure by ACLV to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Business or (C) with respect to any generation, treatment, storage, recycling, transportation or disposal or Release of any hazardous substance generated by the Business or the Purchased Assets.

                         (ii) In connection with the operation of the Business, (A) ACLV has not handled any Hazardous Substance, other than as a generator, on any property now or previously owned or leased by ACLV; (B) no polychlorinated biphenyls or urea formaldehyde is or has been present at any property now or previously owned or leased by ACLV; (C) no asbestos is or has been present at any property now or previously owned or leased by ACLV; (D) there are no underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by ACLV; (E) no Hazardous Substance has been Released at, or under any property now or previously owned or leased by ACLV and (F) no Hazardous Substance has been released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by ACLV.

                         (iii) In connection with the operation of the Business, ACLV has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA, or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                         (iv) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of ACLV with respect to the Business and no property now or previously owned or leased by ACLV with respect to the Business is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

                         (v) There are no environmental Liens on any of the Purchased Assets, and no governmental actions have been taken or are in process that could subject any of such Purchased Assets to such Liens. ACLV would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any property used in connection with the operation of the Business in any deed to such property.

                         (vi) There have been no environmental
          investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of ACLV in relation to any property or facility now or previously owned or leased by ACLV in connection with the operation of the Business which have not been delivered to Buyer prior to the date hereof.

               3.23. Finders' Fees. Except for Needham & Company, Inc., whose fees will be paid by ACLV, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of ACLV who might be entitled to any fee or commission from ACLV or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

               3.24. Minimum Net Worth; Minimum Working Capital. On the Closing Date, (i) the book value of the Purchased Assets shall exceed the Assumed Liabilities by at least $11,620,796.00, and
          (ii) net operating assets, defined as accounts receivable-trade and inventories, less accounts payable and accrued compensation and benefits, on a basis consistent with the pro-forma balance sheet, shall be at least $5,200,000.00; provided, however, that if there is a shortfall in either (or both) of such amounts, ACLV may add cash to the Purchased Assets in an amount sufficient to cure such shortfall, in which case such amount of cash shall become a Purchased Asset .

                       REPRESENTATIONS AND WARRANTIES OF BUYER


                  Buyer hereby represents and warranties to ACLV that:

               4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

               4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the valid and binding agreement of Buyer.

               4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.

               4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement does not and will not
          (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

               4.05. Finders' Fees. Except for Advest, Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from ACLV or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

               4.06. Financing. Buyer has sufficient funds available to purchase the Purchased Assets.

               4.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                      ARTICLE V

                                     TAX MATTERS

               5.01. Tax Definitions. The following terms, as used herein, have the following meanings:

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Post-Closing Tax Period" means any Tax period (or portion thereof) ending on or after the Closing Date.

               "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the date preceding the Closing Date.

               "Tax  or  Taxes   means any net income, alternative or add-
          on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

               5.02. Tax Matters. ACLV hereby represents and warrants to Buyer that:

                    (a) ACLV has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

                    (b) ACLV has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

               5.03. Tax Cooperation; Allocation of Taxes. (a) Buyer and ACLV agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. ACLV and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 5.03.

                    (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between ACLV and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. ACLV shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, ACLV and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, ACLV shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, ACLV shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either ACLV or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this
          Section 5.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                    (c) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of ACLV.

                                      ARTICLE VI

                                  EMPLOYEE BENEFITS

               6.01. Employee Benefits Definitions. The following terms, as used herein, shall have the following meanings:

               "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by ACLV or any of its ERISA Affiliates, but excluding any Benefit Arrangement which is maintained exclusively for the benefit of employees of Unit Instruments, Inc.

               "Employee Pension Benefit Plan" means each "employee pension benefit plan" as that term is defined in Section 3(2) of ERISA, that is an Employee Plan, as defined below.

               "Employee Plan" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by ACLV or any of its ERISA Affiliates, as the case may be, but excluding any Employee Plan which is maintained exclusively for the benefit of employees of Unit Instruments, Inc.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

               "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

               6.02. ERISA Representations. ACLV hereby represents and warrants to Buyer that:

               (a) Schedule 6.02 lists each Employee Plan and each Benefit Arrangement that covers any current employee of the Business.

               (b) Neither ACLV nor any ERISA Affiliate maintains or has ever maintained or contributed to any Multiemployer Plan.

               (c) No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.
               (d) Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan or Benefit Arrangement.
               (e) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected on the Balance Sheet. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by ACLV or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended May 31, 1995.

               (f) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

               (g)   Except as disclosed in Schedule 6.02, with respect to
                    the employees and former employees of the Business, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

               (h) Except as disclosed in Schedule 6.02, no employee of the Business will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

               6.03. Employees and Offers of Employment. On or prior to the Closing Date, Buyer shall offer employment to all active employees of the Business, except for those employees listed on
          Schedule 6.03, and shall also offer employment to B. Balogh; provided that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer. For purposes of this Article VI, the term "active employee" shall mean any Person who, on the Closing Date, is actively employed by ACLV in the Business or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as are comparable to those currently in effect. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "Transferred Employees". Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.
               6.04.  ACLV's Employee Benefit Plans and Arrangements.

               (a) Buyer shall assume all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee of the Business, each Transferred Employee and, solely with respect to the Salary Reduction Plan and the Defined Benefit Pension Plan, Messrs. Levinson, Schilling, Guelcher and Sontag, and any of their respective beneficiaries, except that Buyer shall have no liability for severance arrangements for any Person who is not a Transferred Employee. Buyer shall assume the role of sponsor for each of ACLV s Employee Plans and Benefit Arrangements and all assets of such Employee Plans or Benefit Arrangements shall be transferred to Buyer, in its capacity as plan sponsor; provided, however, that the following Employee Plans and Benefit Arrangements shall not be transferred to Buyer and Buyer shall assume no responsibility therefor:

                         (i)  ACLV s 1987 Stock Plan;

                         (ii) ACLV Long-Term Incentive Plan;

                         (iii)     ACLV s Special Incentive Plan for
                    Certain Executive Employees;.

               (b) Without limiting the foregoing paragraph (a), ACLV shall assign to Buyer and Buyer shall assume each of ACLV s (i) group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) and all policies, assets, obligations, and liabilities related thereto; and (ii) all worker s compensation arrangements (whether or not insured) and all policies, assets, obligations and liabilities, including liability for any retroactive worker s compensation premiums.

               (c) Without limiting the foregoing paragraph (a), Buyer shall assume ACLV s Unfunded Deferred Compensation Plan in its entirety, but shall assume only those liabilities under the Unfunded Deferred Compensation Plan which relate to supplemental retirement benefits and only with respect to the following Plan participants: Messrs. Darr, Osmanski, Bowser and Walker.

               (d) Without limiting the foregoing paragraph (a), but subject to Section 2.04(b)(iv), Buyer shall assume
                    ACLV s Salary Reduction Plan and Defined Benefit Pension Plan in its entirety, including all liabilities and obligations in respect of benefits accrued by all former and current employees (including any beneficiary thereof) of ACLV under such Salary Reduction Plan and Defined Benefit Pension Plan. All Salary Reduction Plan and Defined Benefit Pension Plan assets shall be transferred to Buyer (in its capacity of new sponsor of the Plans) upon Buyer s assumption of the Plans.

               (e) Without limiting the foregoing paragraph (a), Buyer shall assume all of ACLV s obligations under ACLV s involuntary severance agreements with, but only with, Messrs. Darr, Osmanski, Bowser and Walker.

               (f) Without limiting the foregoing paragraph (a), and subject to Section 2.04(b)(iv), Buyer shall assume all of ACLV s Deferred Compensation Plan and ACLV s Officers Whole Life Insurance Carve Out Plan.

               (g) All liabilities and obligations assumed by Buyer pursuant to this Article VI shall be Assumed
                    Liabilities for all purposes of this Agreement except for purposes of Section 3.24.

               6.05. Buyer Benefit Plans. Buyer or one of its Affiliates will recognize all service with ACLV of the Transferred Employees for all purposes with respect to those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates.

               6.06. No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of ACLV or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or ACLV or any of their Affiliates and no provision of this Article VI shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                     ARTICLE VII

                                  COVENANTS OF ACLV

          ACLV agrees that:

          7.01. Conduct of the Business. From the date hereof until the Closing Date, ACLV shall conduct the Business in the ordinary course consistent with past practice, use its best efforts to preserve intact the business organization and relationships with third parties of the Business, and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, ACLV will not:

          (a)with respect to the Business, acquire a material amount of assets from any other Person;

          (b)sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; or

          (c)agree or commit to do any of the foregoing.

          ACLV will not (i) take or agree or commit to take any action that would make any representation and warranty of ACLV hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

          7.02. Access to Information. From the date hereof until the Closing Date, ACLV (a) will give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of ACLV related to the Business, (b) will furnish to Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of ACLV to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this Section shall affect any representation or warranty given by ACLV hereunder; and provided further that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of ACLV. Notwithstanding the foregoing, Buyer shall not have access to personnel records of ACLV relating to individual performance or evaluation records, medical histories or other information that in ACLV's good faith opinion is sensitive or the disclosure of which could subject ACLV to risk of liability.

          7.03.  Notices of Certain Events.  ACLV shall promptly notify
          Buyer of:

          (i)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii)any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii)any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting ACLV or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
          Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

          7.04. Noncompetition. (a) ACLV agrees that for a period of three full years from the Closing Date, it will not:

          (i)engage, either directly or indirectly, as a principal or for its own account, solely or jointly with others, or through any form of ownership in another Person, or otherwise, in any business that competes with the Business as it exists on the Closing Date in any countries or regions in which the Business is currently conducted; provided that nothing herein shall prohibit the acquisition by ACLV or any of its Affiliates of a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to any business that competes with the Business; or

          (ii)employ or solicit, or receive or accept the performance of services by, any Transferred Employee; or

          (iii) advise any customer or supplier of the Business with respect to its business relationship with the Business.

          (b)If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. ACLV acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. ACLV agrees that Buyer shall be entitled to injunctive relief requiring specific performance by ACLV of this Section, and ACLV consents to the entry thereof.

          7.05 Trademarks; Tradenames. As soon as practicable after the Closing Date, ACLV shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents, and shall change the corporate name of ACLV so as to bear no resemblance to the current name of ACLV; provided that ACLV shall not be required to call a special stockholders meeting to change its corporate name, but shall in the interim do business under a name that bears no resemblance to its current name.

          7.06. No Negotiation with Third Parties. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, ACLV agrees that neither ACLV, nor any of its Affiliates, agents or representatives shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person concerning the possible acquisition by such third party of all or any part of the Business or the Purchased Assets other than as contemplated or permitted by this Agreement. ACLV agrees promptly to notify Buyer of any contact by any Person with respect to any such possible acquisition.

          7.07.Environmental Remediation. ACLV will deliver to Buyer, within ninety (90) days of the Closing Date, the results of a Phase I environmental assessment (the Phase I ). If the results of the Phase I establish any environmental condition which ACLV is required by applicable law to remediate, ACLV will undertake to remediate that environmental condition as soon as practicable.

                                     ARTICLE VIII
                                  COVENANTS OF BUYER
          Buyer agrees that:

          8.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business or ACLV furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than ACLV; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its financing sources in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to ACLV, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from ACLV in connection with this Agreement that are subject to such confidence.

          8.02. Access. On and after the Closing Date, Buyer will afford promptly to ACLV and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit ACLV to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by ACLV shall not unreasonably interfere with the conduct of the business of Buyer.
          8.03.Margin Sharing Fee. The Buyer shall pay to ACLV a margin sharing fee (the Fee ) based on the annual Gross Margin (as defined below) of the Net Sales (as defined below) by Buyer of the Designated Products (as defined below). The term of the Fee shall continue until August 30, 2006. The Fee shall be 25% of the Gross Margin for Designated Products sold during the period commencing September 1, 1996.

           Gross Margin  shall be defined as Net Sales, less the Cost of
          Goods Sold of the Designated Products.   Net Sales  and  Cost of
          Goods Sold shall be determined on the same basis as is presently utilized by ACLV on the date hereof.

           Designated Products shall have the meaning set forth in a side letter agreement of even date herewith.

          Components of Designated Products (such as valves, pumps, compressors, vessels and closures, etc.) specifically developed under the Designated Project, as set forth in a side letter agreement of even date herewith, will become the property of the Buyer, and sales of such components other than as part of the Designated Products will not be subject to the Fee.

          The business or technology developed under the Designated Project may not be sold or licensed by the Buyer without the consent of ACLV (which consent shall not be unreasonably withheld) unless transferred as part of a sale of all or substantially all of the business of the Buyer. If the Designated Customer terminates the Designated Agreement, the Fee shall also simultaneously terminate. If the Buyer substantially abandons the Designated Project, then rights to this business or technology shall revert to ACLV for no consideration.

          Payment of the Fee shall be due and payable on a quarterly basis within forty-five (45) days of the end of each fiscal quarter of the Buyer based on Buyer invoices paid in the prior quarter by the purchaser of the Designated Products. ACLV shall have the right at its expense to conduct an audit of the sales of Designated Products and Gross Margin through an independent auditor.

          In addition to the foregoing, Buyer shall pay to ACLV a one-time fee of One Million Dollars ($1,000,000) in cash within thirty
          (30) days of Buyer achieving $30 million of gross sales of Designated Products on a cumulative basis commencing with the Closing Date.

          8.04. Liability Sharing Payment.Upon final resolution (whether by settlement, dismissal, judgment without further appeal, or resolution of appeal) of the lawsuit captioned Leroy Andrews v. Autoclave Engineers, Inc. et al. as disclosed on Schedule 3.12, Buyer shall pay to ACLV, in cash, the amount (if any) by which $250,000 exceeds Buyer s expenses and liabilities actually incurred and paid out-of-pocket and not reimbursed to Buyer by any applicable insurance or other recovery in connection with such lawsuits.

          8.05. Claims Release.Buyer hereby unconditionally and fully releases ACLV and its Affiliates, and their respective officers, directors, agents and representatives from any and all claims and demands of any nature whatsoever, whether made at law or in equity, relating to the process by which the Business was offered and sold to Buyer, including, without limitation, any claim of unfair dealing or breach of any purported duty to conduct a fair auction.

          8.06. Guarantee Release.Buyer and ACLV shall use their best efforts to obtain as soon as practicable a release, in form and substance satisfactory to ACLV, of ACLV s guarantee disclosed on
          Schedule 3.13(a)(ix).03. Buyer shall indemnify and hold harmless ACLV and its Affiliates for any Loss arising or resulting from the above-described guarantee from and after the Closing Date.

                                      ARTICLE IX

                              COVENANTS OF BOTH PARTIES

               The parties hereto agree that:

               9.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. ACLV and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

                    (b) ACLV hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of ACLV with full power of substitution in the name of Buyer or in the name of ACLV, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

               9.02. Certain Filings. ACLV and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

               9.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or trading market, will not issue any such press release or make any such public statement prior to such consultation.

                                      ARTICLE X

                                CONDITIONS TO CLOSING

               10.01. Conditions to the Obligations of Each Party. The obligations of Buyer and ACLV to consummate the Closing are subject to the satisfaction of the following conditions:

                    (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                    (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                    (c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                    (d) Each of Buyer and ACLV shall have executed and delivered to the other each of the instruments, documents and certificates required to be so executed and delivered pursuant to
          Section 2.07.

                    (e) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

               10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

                    (a) (i) ACLV shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of ACLV contained in this Agreement as of the date hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date and (iii) Buyer shall have received a certificate signed by an executive officer of ACLV to the foregoing effect.

                    (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets.

                    (c) Buyer shall have received an opinion of Testa, Hurwitz & Thibeault, counsel to ACLV, dated the Closing Date to
          the effect specified in Sections 3.01 through 3.04 and 3.12.   In
          rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by Pennsylvania law upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and as to matters of fact, upon certificates of officers of ACLV.

                    (d)  ACLV shall have received all consents,
          authorizations or approvals from governmental agencies referred to in Section 3.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked or withdrawn.

               10.03. Conditions to Obligations of ACLV. The obligation of ACLV to consummate the Closing is subject to the satisfaction of the following further conditions:

                    (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement as of the date hereof and in any certificate or other writing delivered by ACLV pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) ACLV shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

                    (b) ACLV shall have received an opinion of Elderkin, Martin, Kelly & Messina, counsel to Buyer, dated the Closing Date to the effect specified in Sections 4.01 through 4.04 and 4.07.

                    (c)  Buyer shall have received all consents,
          authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to ACLV, and no such consent, authorization or approval shall have been revoked or withdrawn.

                                      ARTICLE XI
                              SURVIVAL; INDEMNIFICATION
               11.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date or:
          (i) in the case of Section 7.04, Section 8.03 and Section 8.04, for the respective periods set forth therein; (ii) in the case of Sections 8.01 and 8.06, indefinitely; and (iii) in the case of the covenants, agreements, representations and warranties contained in Articles V or VI, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 11.02 or 11.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice with specificity of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Notwithstanding the foregoing, the covenants, agreements, representations and warranties of the parties hereto contained in
          Section 3.22 and Section 7.07 shall survive the Closing.

               11.02. Indemnification. (a) ACLV hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding but excluding lost profits and incidental, special and consequential damages), net of any Tax benefit actually realized or insurance proceeds received (collectively, "Loss"), incurred or suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by ACLV pursuant to this Agreement that was unknown to Buyer at the Closing, provided that (i) ACLV shall not be liable for any individual Loss of less than $10,000 under this Section 11.02(a) unless the aggregate amount of all such Losses exceeds $100,000 and then only to the extent of such excess and (ii) ACLV's maximum liability under this Section 11.02(a) shall not exceed $1,000,000. The limitations in the provisos at (i) and (ii) of this Section 11.02(a) shall not apply to losses arising under
          Section 3.22 and Section 7.07.

                    (b) Buyer hereby indemnifies ACLV and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by ACLV or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement.

               11.03. Procedures; No Waiver; Exclusivity. (a) The party seeking indemnification under Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under
          Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                    (b) After the Closing, Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 7.04, 8.01, 7.07, 8.03 and 8.04) or other claim arising out of this Agreement or the transactions contemplated hereby.

                                     ARTICLE XII

                                     TERMINATION

               12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                    (i)  by mutual written agreement of ACLV and Buyer;

                    (ii) by either ACLV or Buyer if the Closing shall not have been consummated on or before September 30, 1995; or

                    (iii) by either ACLV or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

               The party desiring to terminate this Agreement pursuant to clauses (ii) or (iii) shall give notice of such termination to the other party.

               12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Loss incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 8.01 and 13.03 shall survive any termination hereof pursuant to Section 12.01.

                                    ARTICLE XIII

                                    MISCELLANEOUS

               13.01. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

                    if to Buyer, to:

                         Snap-Tite, Inc.
                         3250 West Lake Road
                         Erie, PA  16505-3657
                         Attention:  President
                         Telecopy:  (814) 838-6382

                         with a copy to:

                         Harry D. Martin, Esq.
                         Elderkin, Martin, Kelly & Messina
                         150 East 8th Street
                         P.O. Box 1819
                         Erie, PA  16507
                         Telecopy:  (814) 454-7411

                    if to ACLV, to:

                         Autoclave Engineers, Inc.
                         2930 West 22nd Street
                         Erie, PA 16506
                         Attention: President
                         Telecopy: (814) 838-5820

                         with a copy to:

                         Edwin L. Miller, Jr., Esq.
                         Testa, Hurwitz & Thibeault
                         53 State Street, 17th Floor
                         Boston, MA 02109
                         Telecopy: (617) 248-7100

               13.02. Amendments; No Waivers. (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and ACLV, or in the case of a waiver, by the party against whom the waiver is to be effective.

                    (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that Buyer may transfer or assign to an Affiliate the right to purchase the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

               13.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

               13.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

               13.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

               13.08. Bulk Sales Laws. Buyer and ACLV each hereby waive compliance by ACLV with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. ACLV agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

               13.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction hereof.

               IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      SNAP-TITE, INC.



                                      By:
                                           -------------------------------
                                      Name:
                                      Title:


                                      AUTOCLAVE ENGINEERS, INC.



                                      By:
                                           -------------------------------
                                      Name:
                                      Title:

                                      Exhibit  A


                         ASSIGNMENT AND ASSUMPTION AGREEMENT


               ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of
          ---------------, 1995, between AUTOCLAVE ENGINEERS, INC., a Pennsylvania corporation ("ACLV"), and SNAP-TITE, INC., a Pennsylvania corporation ("Buyer").

                                 W I T N E S S E T H

               WHEREAS, Buyer and ACLV have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated August --, 1995 between Buyer and ACLV (the "Asset Purchase Agreement"; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

               WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of ACLV with respect to the Purchased Assets and the Business;

               NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and ACLV agree as follows:

               1. (a) ACLV does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of ACLV in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or ACLV thereunder.

                    (b) Buyer does hereby accept all the right, title and interest of ACLV in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of ACLV to be performed under the Contracts and the Designated Agreement.

               2. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

               3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      AUTOCLAVE ENGINEERS, INC.


                                      By:_________________________________
                                      Name:
                                      Title:


                                      SNAP-TITE, INC.



                                      By:_________________________________
                                      Name:
                                      Title:

                                      LIST OF EXHIBITS AND SCHEDULES


                                       Exhibits

          Exhibit A -- Form of Assignment and Assumption Agreement Exhibit B -- Form of Subordinated Note


          Schedules

          Schedule 3.05(a)         Required Consents
          Schedule 3.05(b)         Other Consents
          Schedule 3.06            Financial Statements of the Business
          Schedule 3.07            Certain Changes
          Schedule 3.08(a)         Real Property and Leases
          Schedule 3.08(b)         Personal Property
          Schedule 3.08(c)(iv)     Property Repairs
          Schedule 3.12            Litigation
          Schedule 3.13            Contracts
          Schedule 3.14            Licenses and Permits
          Schedule 3.15            Insurance
          Schedule 3.17            Inventories
          Schedule 3.18            Receivables
          Schedule 3.19            Intellectual Property
          Schedule 3.20            Employees
          Schedule 3.22            Environmental Matters
          Schedule 6.02            Benefit Plans and Arrangements
          Schedule 6.03            Excluded Employees

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